 EXHIBIT 23.3

CONSENT OF HERBERT C. OSBORNE

The undersigned, Herbert C. Osborne, hereby states as follows:

I, Herbert Osborne, assisted with the preparation of the “NI 43-101 Technical Report entitled “Technical Report and Preliminary Economic Assessment for Combined Mill and Heap Leach Processing at the North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated June 16, 2015 (the “Technical Report”) portions of which are summarized (the “Summary Material”) in the Annual Report on Form 10-K for Corvus Gold Inc. (the “Company”) which is incorporated by reference into the Company’s Registration Statement on Form S-8 (333-198689).

I hereby consent to the Summary Material concerning the Technical Report and the reference to my name and the name of H.C. Osborne and Associates in the Form 10-K as incorporated by reference into the Form S-8 (333-198689).

Date: August 25, 2015	By:	/s/ Herbert C. Osborne

Name: Herbert C. Osborne, SME-RM H.C. Osborne and Associates